Exhibit 10.28
TERMINATION AGREEMENT
     This TERMINATION AGREEMENT (the “Agreement”), dated as of this 30th day of June, 2008, is made by and between PWC Leasing, LLC, a North Carolina limited liability company (“Lessor”), and Primo Water Corporation, a Delaware corporation (“Lessee”).
WITNESSETH:
     WHEREAS, Lessor and Lessee are parties to that certain Master Equipment Lease Agreement dated March 29, 2006 (the “Lease Agreement”), pursuant to which Lessor leased to Lessee certain equipment and materials described therein (the “Equipment”);
     WHEREAS, pursuant to a Bill of Sale by and between Lessor and Lessee dated the date hereof (the “Bill of Sale”), Lessee is purchasing the Equipment from Lessor by exercising its option to purchase provided by Section 19(a) of the Lease Agreement; and
     WHEREAS, in connection with the Bill of Sale and Lessor’s purchase of the Equipment, Lessor and Lessee wish to terminate the Lease Agreement.
     NOW, THEREFORE, in consideration of Lessor’s purchase of the Equipment, the recitals above and the mutual agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Waiver of Notice Period. Lessor hereby waives any default under the Lease Agreement caused by Lessee’s failure to provide Lessor with written notice of its intention to exercise its option to purchase the Equipment pursuant to Section 19(a) of the Lease Agreement at least 180 days prior to the anticipated purchase date.
     2. Acknowledgement of Purchase Price. Lessor hereby agrees that the purchase price for the Equipment set forth in the Bill of Sale totaling Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) is equal to the fair market sales value of the Equipment as of the date hereof.
     3. Termination of Lease Agreement. The Lease Agreement is hereby terminated as of the date hereof.
     4. Release. Lessor and Lessee do hereby release each other and their respective shareholders, members, directors, managers, employees, and affiliates from any and all claims, obligations, or liability, arising out of or existing by reason of the Lease Agreement, whether now existing or hereafter arising, and whether known or unknown.
     5. Miscellaneous. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior written or oral agreements related to such subject matter. This Agreement shall be governed by and construed under the laws of the State of North Carolina, without regard to its conflicts of law principles. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
[Signature Page Follows]

     IN WITNESS WHEREOF, Lessor and Lessee have caused this Termination Agreement to be executed as of the day first above written.

LESSOR: PWC LEASING, LLC
By:	/s/ Billy D. Prim
	Name:	Billy D. Prim
	Title:	Manager

LESSEE: PRIMO WATER CORPORATION
By:	/s/ Mark Castaneda
	Name:	Mark Castaneda
	Title:	Chief Financial Officer

Signature Page to Termination Agreement